Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
    As of May 31, 2026, General Mills, Inc. (“General Mills,” the “Company,” “we,” “us,” and “our”) had eight classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Common Stock, $.10 par value; 1.500% Notes due 2027; 3.907% Notes due 2029; 3.650% Notes due 2030; 3.600% Notes due 2032; 3.850% Notes due 2034; 4.750% Series A Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056; and 5.250% Series B Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056.
DESCRIPTION OF COMMON STOCK
    The following description of our Common Stock and our cumulative preference stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our By-laws, as amended (the “By-laws”), each of which are incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our By-laws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.
    General
    Our Certificate of Incorporation currently authorizes the issuance of one billion shares of our Common stock, par value $0.10 per share, and five million shares of cumulative preference stock, without par value, issuable in series. Our Common Stock is listed and principally traded on the New York Stock Exchange under the symbol “GIS.” All outstanding shares of our Common Stock are fully paid and nonassessable.
Dividend Rights
The holders of Common Stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for that purpose, provided that if any shares of preference stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of overdue amounts in any mandatory sinking fund, on outstanding shares of preference stock.
Voting Rights
    The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors, subject to the voting rights of any preference stock then outstanding. The holders of Common Stock are not entitled to cumulative voting of their shares in the election of directors. Directors are to be elected by a majority of the votes cast by the holders of Common Stock entitled to vote and present in person or represented by proxy, provided that if the number of nominees standing for election at any meeting of the stockholders exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast. Except as provided by law, all other matters are to be decided by a vote of a majority of votes cast by the holders of Common Stock entitled to vote and present in person or represented by proxy.

Liquidation Rights
In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any preference stock then outstanding.
Other Rights and Preferences
The holders of Common Stock do not have any conversion rights or any preemptive rights to subscribe for stock or any other securities of the Company. There are no redemption or sinking fund provisions applicable to our Common Stock.
Effect of Preference Shares

Our Board of Directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preference stock. As a result, our Board of Directors, without stockholder approval, could authorize the issuance of preference stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of Common Stock or other series of preference stock or that could have the effect of delaying, deferring or preventing a change in our control.
Transfer Agent
The transfer agent for Common Stock is Broadridge Corporate Issuer Solutions, LLC.

DESCRIPTION OF EXCHANGE-LISTED EURO-DENOMINATED NOTES

1.500% NOTES DUE 2027
3.907% NOTES DUE 2029
3.650% NOTES DUE 2030
3.600% NOTES DUE 2032
3.850% NOTES DUE 2034
4.750% SERIES A FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2056
5.250% SERIES B FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2056

    The following description of our 1.500% Notes due 2027 (the “2027 Notes”), 3.907% Notes due 2029 (the “2029 Notes”), 3.650% Notes due 2030 (the “2030 Notes”), 3.600% Notes due 2032 (the “2032 Notes”) and 3.850% Notes due 2034 (the “2034 Notes,” and together with the 2027 Notes, 2029 Notes, 2030 Notes and 2032 Notes, the “Senior Notes”), 4.750% Series A Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Series A Junior Subordinated Notes”) and 5.250% Series B Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Series B Junior Subordinated Notes” and, together with the Series A Junior Subordinated Notes, the “Junior Subordinated Notes”; and together with the Senior Notes, the “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Indenture, dated as of February 1, 1996, between General Mills and U.S. Bank Trust Company, National Association, as supplemented by the First Supplemental Indenture, dated as of May 18, 2009, between General Mills and U.S. Bank Trust Company, National Association (together the “Indenture”), which are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K, and, as applicable, the Officers’ Certificate for the 2027 Notes, incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated April 24, 2015, the Officers’ Certificate for the 2029 Notes, incorporated herein by reference to Exhibit 4 to the Company’s Current Report on Form 8-K dated April 13, 2023, the Officers’ Certificate for the 2030 Notes, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 23, 2024, the Officers’ Certificate for the 2032 Notes, incorporated herein by reference to Exhibit 4 to the Company’s Current Report on Form 8-K dated April 17, 2025, the Officers’ Certificate for the 2034 Notes, incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated April 23, 2024, and the Officers’ Certificates for the Junior Subordinated Notes, incorporated herein by reference to Exhibits 4.1 and 4.2 to the Company’s Current Report on Form 8-K dated April 16, 2026. We encourage you to read the Indenture and the Officers’ Certificates for additional information. References in this section to the “Company,” “us,” “we” and “our” are solely to General Mills and not to any of its subsidiaries, unless the context requires otherwise. For the avoidance of doubt, this Exhibit 4.3 is not required to describe, and does not describe, other outstanding debt securities, including other notes outstanding under the Indenture.
General
    We issued €400,000,000 aggregate principal amount of our 2027 Notes on April 27, 2015, €750,000,000 aggregate principal amount of our 2029 Notes on April 13, 2023, €500,000,000 aggregate principal amount of our 2030 Notes on April 23, 2024, €750,000,000 aggregate principal amount of our 2032 Notes on April 17, 2025, €500,000,000 aggregate principal amount of our 2034 Notes on April 23, 2024, and €1,000,000,000 aggregate principal amount of our Series A Junior Subordinated Notes and €700,000,000 aggregate principal amount of our Series B Junior Subordinated Notes on April 16, 2026. The 2027 Notes, 2029 Notes, 2030 Notes, 2032 Notes, 2034 Notes, Series A Junior Subordinated Notes and Series B Junior Subordinated Notes are listed and principally traded on the New York Stock Exchange under the symbols “GIS 27,” “GIS 29,” “GIS 30A,” “GIS 32,” “GIS 34,” “GIS 56,” and “GIS 56A,” respectively. As of May 31, 2026, €400,000,000 aggregate principal amount of the 2027 Notes, €750,000,000 aggregate principal amount of the 2029 Notes, €500,000,000 aggregate principal amount of the 2030 Notes, €750,000,000 aggregate principal amount of the 2032 Notes, €500,000,000 aggregate principal amount of the 2034 Notes, €1,000,000,000 of the Series A Junior Subordinated Notes and €700,000,000 of the Series B Junior Subordinated Notes were outstanding.

    The Notes were each issued as a separate series of securities under the Indenture. The Notes and the Indenture are governed by, and are to be construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.
Maturity
    The 2027 Notes will mature on April 27, 2027, the 2029 Notes will mature on April 13, 2029, the 2030 Notes will mature on October 23, 2030, the 2032 Notes will mature on April 17, 2032, the 2034 Notes will mature on April 23, 2034, and the Junior Subordinated Notes will mature on July 16, 2056.
Payments in Euro
    All payments of interest and principal, including payments made upon any redemption of the Notes, is payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euro is converted into dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Notes so made in dollars will not constitute an event of default under the Notes or the Indenture governing the Notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
    Issuance of Additional Notes
    We may, without the consent of the holders of Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as a series of the Notes (except for the public offering price and issue date and, in some cases, the first interest payment date). Any additional Notes, together with the Notes with the same terms, will constitute a single series of Notes under the Indenture; provided that, if the additional Notes are not fungible with the Notes in this offering for United States federal income tax purposes, the additional Notes will have different ISIN and CUSIP numbers. No additional Notes of a series may be issued if an event of default has occurred with respect to that series of Notes.
Ranking
    The Senior Notes are our unsecured and unsubordinated obligations. The Senior Notes rank equal in priority with all of our existing and future unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Senior Notes effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because the Senior Notes are only our obligation and are not guaranteed by our subsidiaries, creditors of each of our subsidiaries, including trade creditors and owners of preferred equity of our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the Senior Notes. The Senior Notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries, and to claims of owners of preferred equity of our subsidiaries.
The Junior Subordinated Notes are our general unsecured obligations and are contractually subordinate and junior in right of payment, to the extent and in the manner set forth in the instruments governing the Junior Subordinated Notes, to all of our senior indebtedness (as defined below). As a result, the Junior Subordinated Notes (i) rank junior in right of payment to all of our existing and future senior indebtedness, which may include senior subordinated indebtedness, (ii) rank equally with any future unsecured subordinated indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the Junior Subordinated Notes in right of payment, and (iii) rank senior to any future unsecured subordinated indebtedness that we may incur from time to time if the terms of such indebtedness provide that it is subordinated to the Junior Subordinated Notes in right of payment.
    Payment of Additional Amounts
    We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment of the principal of and interest on the Notes to a holder of the Notes (or the beneficial owner for whose benefit such holder holds the Notes) who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)    to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)    being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b)    having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(c)    being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
(d)    being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2)    to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3)    to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(4)    to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or an applicable paying or withholding agent from the payment;
(5)    to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(6)    to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(7)    with respect to the 2027 Notes, to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;
(8)    to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;
(9)    to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(10)    with respect to the 2027 Notes, to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;

(11)    to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(12)    in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11).
    The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “Payment of Additional Amounts,” we are not required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
    As used under this heading “Payment of Additional Amounts” and under the heading “Redemption for Tax Reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
    With respect to the 2027 Notes, to the extent permitted by law, we will maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.
Sinking Fund
    The Notes are not subject to, or entitled to the benefit of, any sinking fund.
Conversion or Exchange Rights
The Notes are not convertible or exchangeable for shares of our common stock or other securities.
Certain Restrictive Covenants
The Indenture governing the Notes contains restrictive covenants, the most significant of which are described below. However, the terms of the Junior Subordinated Notes provide that a failure to comply with these restrictive covenants will not constitute an Event of Default with respect to the Junior Subordinated Notes, nor do the holders of Junior Subordinated Notes have any right to compel compliance with or otherwise demand the benefit of these restrictive covenants.
Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries
Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including direct holders of the Notes, or over our general creditors, if we fail to pay them back. These preferential rights are called “liens.” The Indenture restricts our ability to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on:
•any flour mill, manufacturing or packaging plant or research laboratory located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries; or
•any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries unless we also secure all the Notes that are still outstanding under the Indenture equally with the indebtedness being secured. This promise does not restrict our ability to sell or otherwise dispose of our interests in any United States or Canadian operating subsidiary.
These requirements do not apply to liens:
•existing on February 1, 1996 and any extensions, renewals or replacements of those liens;
•relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

•in favor of us or one of our United States or Canadian operating subsidiaries;
•in favor of governmental units for financing construction, improvement or purchase of our property;
•existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a United States or Canadian operating subsidiary at the time it became our United States or Canadian operating subsidiary;
•relating to the sale of our property;
•for work done on our property;
•relating to workers’ compensation, unemployment insurance and similar obligations;
•relating to litigation or legal judgments;
•for taxes, assessments or governmental charges not yet due; or
•consisting of easements or other restrictions, defects in title or encumbrances on our real property.
We may also avoid securing the Notes equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.
If a merger or other transaction would create any liens that are not permitted as described below, we must grant an equivalent lien to the direct holders of the Notes.
Limitation on Sale and Leaseback Transactions
The Indenture also provides that we and our United States and Canadian operating subsidiaries will not enter into any sale and leaseback transactions on any of our flourmills, manufacturing or packaging plants or research laboratories located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries (“principal properties”) unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our leasing back that property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.
We may enter into a sale and leaseback transaction covering any of our principal properties only if:
•it falls into the exceptions for liens described above under “— Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries”; or
•within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds that mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:
othe net proceeds of the sale of the principal property, or
othe fair market value of the principal property sold, and in either case, minus othe principal amount of any debt securities issued under the Indenture that are delivered to the trustee for retirement within 120 days after the property sale, and othe principal amount of any funded debt, other than debt securities issued under the Indenture, voluntarily retired by us within 120 days after the property sale; or
•the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness that we incur that, but for the exception in the second to last paragraph of “— Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries” above, would have required us to secure the Notes equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) or (2) below:
1.sale price of the leased property         x              remaining portion of the base
term of the lease
the base term of the lease
2.the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of debt securities issued under the Indenture. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items that are not payments for the property itself.
Mergers and Similar Events
We are generally permitted under the Indenture to consolidate or merge with another company. We are also permitted to sell or lease some or all of our assets to another company. However, we may not take any of these actions unless the following conditions, among others, are met:
•where we merge out of existence or sell or lease substantially all our assets, the other company must be a corporation, limited liability company, partnership or trust organized under the laws of a state or the District of Columbia or under United States federal law and it must expressly agree in a supplemental indenture to be legally responsible for the Notes; and
•the merger, sale of assets or other transaction must not bring about a default on the Notes (for purposes of this test, a default would include an event of default described below under “Default and Related Matters” and any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded).
There is no precise, established definition of what would constitute a sale or lease of substantially all of our assets under applicable law and, accordingly, there may be uncertainty as to whether a sale or lease of less than all of our assets would subject us to this provision.
If we merge out of existence or transfer (except through a lease) substantially all our assets, and the other firm becomes our successor and is legally responsible for the Notes, we will be relieved of our own responsibility for the Notes.
Default and Related Matters
Noteholders will have special rights if an event of default occurs and is not cured.
Definition of Event of Default for Senior Notes
For each series of Senior Notes the term “event of default” means any of the following:
•we do not pay interest on a Note of that series within 30 days of its due date;
•we do not pay the principal or any premium on a Note of that series on its due date;
•we do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund with respect to that series;
•we remain in breach of any restrictive covenant with respect to that series or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach (the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of Notes of the affected series); or
•we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur.
Definition of Event of Default for Senior Notes
For each series of Junior Subordinated Notes the term “event of default” means any of the following:
•failure to pay interest on such Junior Subordinated Notes for 90 days after payment is due, taking into account any optional interest deferral period;

•failure to pay principal or any premium on such Junior Subordinated Notes when due; or
•we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur.
Except as otherwise set forth above, an event of default does not include a failure to comply with covenants under the indenture or the Junior Subordinated Notes.
Effect of Event of Default
In the event of our bankruptcy, insolvency or other similar proceeding, all of the Senior Notes will automatically be due and immediately payable. If any other event of default has occurred with respect to any series of Notes and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the Notes of the affected series may declare the entire principal amount of all the Notes of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.” Any acceleration of Junior Subordinated Notes will be subject to the subordination provisions described below under “Subordination Terms.”
A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the Notes of the affected series if any other defaults on those Notes have been waived or cured and we pay or deposit with the trustee an amount sufficient to pay the following with respect to the Notes of that series:
•all overdue interest;
•principal and premium, if any, which has become due, other than as a result of the acceleration, plus any interest on that principal;
•interest on overdue interest, to the extent that payment is lawful; and
•amounts paid or advanced by the trustee and reasonable trustee compensation and expenses.
Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding Notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in exercising any trust or power conferred on the trustee under the Indenture.
Before an investor may bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to any Notes of any series, the following must occur:
•the investor must give the trustee written notice that an event of default with respect to the Notes of that series has occurred and remains uncured;
•the direct holders of at least 25% in principal amount of all outstanding Notes of that series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against any cost and liabilities of taking that action;
•the trustee must not have received from direct holders of a majority in principal amount of the outstanding Notes of that series a direction inconsistent with the written notice; and
•the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.
However, investors are entitled at any time to bring a lawsuit for the payment of money due on a Note on or after its due date subject, in the case of the Junior Subordinated Notes, to the terms described below under “Subordination Terms.”
Every year we will certify in a written statement to the trustee that we are in compliance with the Indenture and each series of Notes or specify any default that we know about.

Defeasance
In some circumstances described below, we may elect to discharge our obligations on the Notes through defeasance or covenant defeasance.
Full Defeasance
If there is a change in United States federal tax law as described below, we could legally release ourselves from any payment or other obligations on the Notes, called “full defeasance,” if we put in place the following arrangements for investors to be repaid:
•we must irrevocably deposit in trust for the benefit of all direct holders of those Notes money or specified German government securities or a combination of these that will generate enough cash to make interest, principal and any other payments on those Notes on their various due dates;
•there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the deposit without causing investors to be taxed on the Notes any differently than if we did not make the deposit and simply repaid such Notes ourselves (under current United States federal tax law, the deposit and our legal release from the such Notes would be treated as though we took back such Notes and gave investors their share of the cash and notes or bonds deposited in trust, in which case investors could recognize gain or loss on those Notes); and
•we must deliver to the trustee a legal opinion confirming the United States tax law change described above.
In addition, no default must have occurred and be continuing with respect to those Notes at the time the deposit is made (and, with respect only to bankruptcy and similar events, during the 90 days following the deposit), and we have delivered a certificate and a legal opinion to the effect that the deposit does not:
•cause any outstanding Notes to be delisted;
•cause the trustee to have a “conflicting interest” within the meaning of the Trust Indenture Act of 1939;
•result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are party or by which we are bound; and
•result in the trust arising from it constituting an “investment company” within the meaning of the Investment Company Act of 1940 (unless we register the trust, or find an exemption from registration, under that Act).
If we ever did accomplish full defeasance, investors would have to rely solely on the trust deposit, and could no longer look to us, for repayment on the Notes of the affected series. Conversely, the trust deposit would likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.
Covenant Defeasance
Under current United States federal tax law, we can make the same type of deposit described above and be released from many of the covenants in the Notes. This is called “covenant defeasance.” In that event, investors would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the applicable series of Notes. In order to achieve covenant defeasance, we must do the following:
•make the same deposit of money and/or German government securities described above under “— Full Defeasance;”
•deliver to the trustee a legal opinion confirming that under current United States federal income tax law we may make the above deposit without causing investors to be taxed on the applicable series of Notes any differently than if we did not make the deposit and simply repaid the applicable series of Notes ourselves; and
•comply with the other conditions precedent described above under “— Full Defeasance.”
If we accomplish covenant defeasance, the following provisions, among others, would no longer apply:
•the events of default relating to breach of covenants described above under “Default and Related Matters;” and

•any promises regarding conduct of our business, such as those described under “Certain Restrictive Covenants” above and any other covenants applicable to the series of Notes.
If we accomplish covenant defeasance, investors can still look to us for repayment of the applicable series of Notes if there is a shortfall in the trust deposit. Depending on the event causing the default, however, investors may not be able to obtain payment of the shortfall.
Modification and Waiver
There are three types of changes we can make to the Indenture and the Notes.
First, there are changes that cannot be made to the Notes without specific investor approval. These include:
•change of the stated due date for payment of principal or interest on a series of Notes;
•reduction in the principal amount of, the rate of interest payable on or any premium payable upon redemption of a series of Notes;
•reduction in the amount of principal payable upon acceleration of the maturity of a series of Notes following a default;
•change in the place or currency of payment on a series of Notes;
•impairment of an investor’s right to sue for payment on a series of Notes on or after the due date for such payment;
•reduction in the percentage of direct holders of a series of Notes whose consent is required to modify or amend the Indenture;
•reduction in the percentage of holders of a series of Notes whose consent is required under the Indenture to waive compliance with provisions of, or to waive defaults under, the Indenture; and
•modification of any of the provisions described above or other provisions of the Indenture dealing with waiver of defaults or covenants under the Indenture, except to increase the percentages required for such waivers or to provide that other provisions of the Indenture cannot be changed without the consent of each direct holder affected by the change.
Second, changes may be made by us and the trustee without any vote by holders of any series of Notes. These include:
•evidencing the assumption by a successor of our obligations under the Indenture and any series of Notes;
•adding to our covenants for the benefit of the holders of any series of Notes, or surrendering any of our rights or powers under the Indenture;
•adding other events of default for the benefit of holders of any series of Notes;
•making such changes as may be necessary to permit or facilitate the issuance of any series of Notes in bearer or uncertificated form;
•establishing the forms or terms of any series of Notes;
•evidencing the acceptance of appointment by a successor trustee; and
•curing any ambiguity, correcting any Indenture provision that may be defective or inconsistent with other Indenture provisions or making any other change that does not adversely affect the interests of the holders of any series of Notes in any material respect.
Third, we need a vote by direct holders of Notes owning at least a majority of the principal amount of each series affected by the change to make any other change to the Indenture that is not of the type described in the preceding two paragraphs. A majority vote of this kind is also required to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the Indenture that cannot be changed without the consent of the direct holder.
When taking a vote, we will decide how much principal amount to attribute to a series of Notes by using the dollar equivalent, as determined by our Board of Directors.

Notes will not be considered outstanding, and therefore will not be eligible to vote, if owned by us or one of our affiliates or if we have deposited or set aside money in trust for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described above under “Defeasance — Full Defeasance.”
We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding Notes that are entitled to vote or take other action under the Indenture. In some circumstances, generally related to a default by us on a series of the Notes, the trustee will be entitled to set a record date for action by holders.
Trustee
U.S. Bank Trust Company, National Association, as trustee under the Indenture. The Trustee or one of its affiliates also serve the function as transfer agent, paying agent or other functions for certain of our outstanding securities, including certain series of Notes, and acts as an agent for the issuance of our United States commercial paper. Affiliates of the trustee currently provide cash management and other banking and advisory services to us in the normal course of business and may from time to time in the future provide other banking and advisory services to us in the ordinary course of business, in each case in exchange for a fee.
Book-Entry; Delivery and Form; Global Note
    We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they were in effect at the time of the issuance of the Notes of each series. Those clearing systems could change their rules and procedures at any time.
    The Notes are represented by one or more fully registered global notes. Each such global note is deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. Investors may hold interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the Notes and all transfers relating to the Notes are reflected in the book-entry records of Clearstream and Euroclear.
    The distribution of the Notes is cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the Notes takes place through Clearstream and Euroclear participants and settles in same-day funds. Owners of book-entry interests in the Notes receive payments relating to their Notes in euro, except as described under the heading “Payments in Euro.”
    Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow book-entry interests in the Notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.
    The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.
    Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
    Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.
    We have been advised by Clearstream and Euroclear, respectively, as follows:

    Clearstream
    Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
    Distributions with respect to interests in the Notes held beneficially through Clearstream are credited to the cash accounts of Clearstream Participants in accordance with its rules and procedures.
    Euroclear
    Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
    The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:
•transfers of securities and cash within Euroclear;
•withdrawal of securities and cash from Euroclear; and
•receipt of payments with respect to securities in Euroclear.
    All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.
    Distributions with respect to interests in the Notes held beneficially through Euroclear are credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.
    Clearance and Settlement Procedures
    We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes are credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They are credited either free of payment or against payment for value on the settlement date.
    We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading is settled using procedures applicable to conventional eurobonds in registered form.
    Investors should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

    In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
    Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.
    Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Certificated Notes
Subject to certain conditions, the Notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:
(1)the common depositary (A) notifies us that it is unwilling or unable to continue as depositary for the global notes or (B) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in each case, a successor depositary is not appointed;
(2)we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or
(3)there has occurred and is continuing an event of default with respect to the notes.
In all cases, certificated notes delivered in exchange for any global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).
Payments (including principal, premium and interest) and transfers with respect to Notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the office of the paying agent maintained for such purpose) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the applicable Notes, provided that all payments (including principal, premium and interest) on Notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.
Terms Applicable Only to the Senior Notes
Interest on Senior Notes
We will pay interest on the 2027 Notes at the rate of 1.500% per year annually in arrears on April 27 of each year, beginning April 27, 2016, to holders of record on the preceding April 12. We will pay interest on the 2029 Notes at the rate of 3.907% per year annually in arrears on April 13 of each year, beginning April 13, 2024, to holders of record on the preceding April 1. We will pay interest on the 2030 Notes at the rate of 3.650% per year annually in arrears on October 23 of each year, beginning October 23, 2024, to holders of record on the clearing system business day (as defined below) immediately preceding the interest payment date. We will pay interest on the 2032 Notes at the rate of 3.600% per year annually in arrears on April 17 of each year, beginning April 17, 2026, to holders of record on the clearing system business day immediately preceding the interest payment date. We will pay interest on the 2034 Notes at the rate of 3.850% per year annually in arrears on April 23 of each year, beginning April 23, 2025, to holders of record on the clearing system business day immediately preceding the interest payment date. “Clearing system business day” means a day on which Clearstream and Euroclear (each as defined above) are open for business. Interest payments for the 2027 Notes include accrued interest from and including April 27, 2015 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but excluding the next interest payment date or the date of maturity, as the case may be. Interest payments for the 2029 Notes include accrued interest from and including April 13, 2023 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but excluding the next interest payment date or the date of maturity, as the case may be. Interest payments for the 2030 Notes include accrued interest from and including April 23, 2024 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but excluding the next interest payment date or the date of maturity, as the case may be. Interest payments for the 2032 Notes include accrued interest from and including April 17, 2025 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but excluding the next interest payment date or the date of maturity, as the case may be. Interest payments for the 2034 Notes include accrued interest from and including April 23, 2024 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to but excluding the next interest payment date or the date of maturity, as the case may be. Interest payable at the maturity of the Senior Notes will be payable to the registered holders of the Senior Notes to whom the principal is payable.
    Interest on the Senior Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Senior Notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If any interest payment date on the Senior Notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the Senior Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.
    “Business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, operates.
    Redemption of Senior Notes
    As discussed below, we may redeem the Senior Notes before they mature. The Senior Notes to be redeemed will stop bearing interest on the redemption date. We will give holders of 2027 Notes between 15 and 45 days’ notice before the redemption date. We will give holders of 2029 Notes, 2030 Notes and 2034 Notes between 15 and 60 days’ notice before the redemption date. We will give holders of 2032 Notes between 10 and 60 days’ notice before the redemption date.
    We are not required (i) to register, transfer or exchange the Senior Notes during the period from the opening of business 15 days before the day a notice of redemption relating to the Senior Notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any Senior Notes so selected for redemption, except for the unredeemed portion of any Senior Notes being redeemed in part.
    We may redeem the Senior Notes, in whole or in part, at any time and from time to time. The redemption price for the 2027 Notes to be redeemed on any redemption date that is prior to January 27, 2027 will be equal to the greater of (1) 100% of the principal amount of the 2027 Notes to be redeemed and (2) as determined by an independent investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes to be redeemed (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 25 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the 2027 Notes to be redeemed on any redemption date that is on or after January 27, 2027 will be equal to 100% of the principal amount of the 2027 Notes being redeemed on the redemption date, plus accrued and unpaid interest on the 2027 Notes to the date of redemption. The redemption price for the 2029 Notes to be redeemed on any redemption date that is prior to January 13, 2029 will be equal to the greater of (1) 100% of the principal amount of the 2029 Notes to be redeemed and (2) as determined by an independent investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the 2029 Notes to be redeemed that would be due if the notes matured on January 13, 2029 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 25 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the 2029 Notes to be redeemed on any redemption date that is on or after January 13, 2029 will be equal to 100% of the principal amount of the 2029 Notes being redeemed on the redemption date, plus accrued and unpaid interest on the 2029 Notes to the date of redemption. The redemption price for the 2030 Notes to be redeemed on any redemption date that is prior to July 23, 2030 will be equal to the greater of (1) 100% of the principal amount of the 2030 Notes to be redeemed and (2) as determined by an independent investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the 2030 Notes to be redeemed that would be due if the notes matured on July 23, 2030 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 20 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the 2030 Notes to be redeemed on any redemption date that is on or after July 23, 2030 will be equal to 100% of the principal amount of the 2030 Notes being redeemed on the redemption date, plus accrued and unpaid interest on the 2030 Notes to the date of redemption. The redemption price for the 2032 Notes to be redeemed on any redemption date that is prior to January 17, 2032 will be equal to the greater of (1) 100% of the principal amount of the 2032 Notes to be redeemed and (2) as determined by an independent investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the 2032 Notes to be redeemed that would be due if the notes matured on January 17, 2032 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 25 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the 2032 Notes to be redeemed on any redemption date that is on or after January 17, 2032 will be equal to 100% of the principal amount of the 2032 Notes being redeemed on the redemption date, plus accrued and unpaid interest on the 2032 Notes to the date of redemption. The redemption price for the 2034 Notes to be redeemed on any redemption date that is prior to January 23, 2034 will be equal to the greater of (1) 100% of the principal amount of the 2034 Notes to be redeemed and (2) as determined by an independent investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the 2034 Notes to be redeemed that would be due if the notes matured on January 23, 2034 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 25 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the 2034 Notes to be redeemed on any redemption date that is on or after January 23, 2034 will be equal to 100% of the principal amount of the 2034 Notes being redeemed on the redemption date, plus accrued and unpaid interest on the 2034 Notes to the date of redemption. In any case, the principal amount of Senior Notes remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.
    In connection with such optional redemption of Senior Notes, the following defined terms apply:
•“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us in accordance with generally accepted market practice at such time.
•“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the Senior Notes to be redeemed (assuming for this purpose that the applicable Senior Notes matured on the applicable par call date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
    The Senior Notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events occur, the Senior Notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date fixed for redemption. See “Redemption for Tax Reasons.”
    Redemption of Senior Notes for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts” with respect to the Senior Notes, then we may at any time at our option redeem, in whole, but not in part, any series of the Senior Notes on not less than 15 nor more than 45 days’ prior notice (or, in the case of the 2032 Notes, not less than 10 nor more than 45 days’ prior notice), at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on such Senior Notes to, but not including, the date fixed for redemption.
    Change of Control Offer to Purchase Senior Notes
    If a change of control triggering event occurs, holders of Senior Notes may require us to repurchase all or any part (equal to an integral multiple of €1,000) of their Senior Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Senior Notes to the date of purchase (unless a notice of redemption has been mailed within 30 days after such change of control triggering event stating that all of the Senior Notes of such series will be redeemed as described above); provided that the principal amount of a Note remaining outstanding after a repurchase in part shall be €100,000 or an integral multiple of €1,000 in excess thereof. We are required to mail to holders of the Senior Notes a notice describing the transaction or transactions constituting the change of control triggering event and offering to repurchase the Senior Notes. The notice must be mailed within 30 days after any change of control triggering event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

    On the date specified for repurchase of the Senior Notes, we will, to the extent lawful:
•accept for payment all properly tendered Senior Notes or portions of Senior Notes;
•deposit with the paying agent the required payment for all properly tendered Senior Notes or portions of Senior Notes; and
•deliver to the trustee the repurchased Senior Notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased Senior Notes.
    We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations applicable to the repurchase of the Senior Notes. To the extent that these requirements conflict with the provisions requiring repurchase of the Senior Notes, we will comply with these requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the Senior Notes. Additionally, if an event of default exists under the Indenture (which is unrelated to the repurchase provisions of the Senior Notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the Senior Notes notwithstanding these repurchase provisions.
    We will not be required to comply with the obligations relating to repurchasing the Senior Notes if a third party instead satisfies them.
    For purposes of the repurchase provisions of the Senior Notes, the following terms are applicable:
    “Change of control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture) (other than us or one of our subsidiaries); or (c) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the voting stock of the holding company are substantially the same as the holders of our voting stock immediately prior to that transaction or (z) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the holding company.
    “Change of control triggering event” means the occurrence of both a change of control and a rating event.
    “Continuing directors” means, as of any date of determination, any member of our Board of Directors who (a) was a member of the Board of Directors on the date the Senior Notes were issued or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the continuing directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Fitch” means Fitch Ratings and its successors.
“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.
    “Moody’s” means Moody’s Investors Service, Inc. and its successors.
    “Rating agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended) selected by us as a replacement rating agency for a former rating agency.

    “Rating event” means the rating on the Senior Notes is lowered by each of the rating agencies and the Senior Notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Senior Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (a) the occurrence of a change of control and (b) public notice of the occurrence of a change of control or our intention to effect a change of control; provided that a rating event will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of control (whether or not the applicable change of control has occurred at the time of the rating event).
    “S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
    “Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Terms Applicable Only to the Junior Subordinated Notes
Interest on the Junior Subordinated Notes
The Series A Junior Subordinated Notes will bear interest from and including the date of original issuance to but excluding July 16, 2031 (the “Series A First Reset Date”) at an annual rate of 4.750%. The interest rate on the Series A Junior Subordinated Notes will reset on the Series A First Reset Date and on each fifth anniversary thereof (each, a “Series A Reset Date”), as further described below.
The Series B Junior Subordinated Notes will bear interest from and including the date of original issuance to but excluding July 16, 2034 (the “Series B First Reset Date” and, together with the Series A First Reset Date, a “First Reset Date”) at an annual rate of 5.250%. The interest rate on the Series B Junior Subordinated Notes will reset on the Series B First Reset Date and on each fifth anniversary thereof (each, a “Series B Reset Date” and, together with the Series A Reset Dates, the “Reset Dates”), as further described below.
The period from and including a Reset Date to but excluding the next Reset Date is referred to herein as a “Reset Period.” During each Reset Period for a series of notes, the Junior Subordinated Notes of such series will bear interest at an annual rate equal to (i) the Five-Year Swap Rate (as defined below) as of the most recent Reset Determination Date (as defined below) for such series, plus (ii) the Initial Margin for such series, plus (iii) any applicable Step-Up Margin.
Interest on the Junior Subordinated Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Junior Subordinated Notes (or April 16, 2026 if no interest has been paid on the Junior Subordinated Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
Additional interest may be payable in certain circumstances, as further described in this prospectus supplement under the headings “Option to Defer Interest Payments,” “Payment of Additional Amounts,” and “Change of Control.”
Rate Reset Mechanics
The applicable interest rate for each series of notes during each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Determination Date, in accordance with the following provisions, as such provisions may be modified as described under “Benchmark Event” below:
“Business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, operates.

“Five-Year Swap Rate” means, in relation to a Reset Date and the related Reset Determination Date, the euro mid-market swap reference rate for a term of five years as displayed on the Reset Screen Page at 11:00 a.m. (Frankfurt time) on the applicable Reset Determination Date. In the event that such rate does not appear on the Reset Screen Page on the relevant Reset Determination Date at approximately that time, the Five-Year Swap Rate will be the Reset Reference Bank Rate. If the Reset Reference Bank Rate is unavailable or the calculation agent determines that no Reference Bank is providing offered quotations, the Five-Year Swap Rate will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the calculation agent or, in the case of the First Reset Date, the rate equal to 2.841% per annum.
“First Step Up Date” means July 16, 2036 (in the case of the Series A Junior Subordinated Notes) and July 16, 2039 (in the case of the Series B Junior Subordinated Notes) (five years after the applicable First Reset Date).
“Initial Margin” means 202.4 basis points (2.024 percentage points) in the case of the Series A Junior Subordinated Notes and 239.0 basis points (2.390 percentage points) in the case of the Series B Junior Subordinated Notes.
“Reset Date” means, for each series of notes, the First Reset Date for such notes and each fifth anniversary thereof.
“Reset Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.
“Reset Period” means, with respect to a series of notes, each period from, and including, a Reset Date for such notes to, but excluding, the next following Reset Date for such notes.
“Reset Reference Bank Rate” means the percentage rate determined on the basis of the euro mid-market swap reference rate for a term of five years provided by at least four leading swap dealers in the interbank market selected by us in consultation with the calculation agent (“Reference Banks”) to the calculation agent at approximately 11:00 a.m. (Frankfurt time) on the Reset Determination Date. If at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If two quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations. If one quotation is provided, the Reset Reference Bank Rate will be such quotation.
“Reset Screen Page” means Reuters screen “ICESWAP2 / EURFIXA” (or such other page as may replace such page on Reuters or such other page as may be determined by us in consultation with the calculation agent for the purposes of displaying comparable rates).
“Second Step Up Date” means July 16, 2051 (in the case of the Series A Junior Subordinated Notes) and July 16, 2054 (in the case of the Series B Junior Subordinated Notes) (twenty years after the applicable First Reset Date).
“Step-Up Margin” means, with respect to a series of notes, (i) 25.0 basis points (0.25 percentage points) from and including the First Step Up Date for such notes to but excluding the Second Step Up Date for such notes and (ii) 100.0 basis points (1.0 percentage point) from and including the Second Step Up Date for such notes.
The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the applicable series of notes at such time. Unless we have validly called all of the outstanding notes of a series for redemption on a redemption date occurring on or prior to the First Reset Date for such series, we will appoint a calculation agent for such series of the Junior Subordinated Notes prior to the Reset Determination Date immediately preceding such First Reset Date. If we have called all of the outstanding notes of a series for redemption on a redemption date occurring on or prior to the First Reset Date for such series, but we do not actually redeem all of the Junior Subordinated Notes of such series on such redemption date, we will appoint a calculation agent for the Junior Subordinated Notes as promptly as practicable after such proposed redemption date. Any such calculation agent shall enter into a calculation agent agreement, or similar agreement, with us defining and governing the rights and duties of the calculation agent. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there will always be a calculation agent in respect of the Junior Subordinated Notes when so required). We may appoint ourselves or any of our affiliates as, and we or any of our affiliates may serve as, the calculation agent.
As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the trustee and the paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period will be on file at our principal offices, will be made available to any holder or beneficial owner of notes upon request and will be final and binding in the absence of manifest error. Neither the trustee nor the paying agent shall have any duty or obligation to confirm or verify any such calculation.

Interest Payment Dates and Record Dates for Junior Subordinated Notes
Interest on the Junior Subordinated Notes is payable annually in arrears on July 16 of each year, beginning on July 16, 2026, subject to our right to defer interest payments as further described below under “Option to Defer Interest Payments.”
If any interest payment date on the Junior Subordinated Notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the Junior Subordinated Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.
In general, interest will be payable to holders of record as of the applicable record date for such interest payment date. The regular record dates for the Junior Subordinated Notes will be the close of business (in the relevant clearing system) on the Clearing System Business Day immediately preceding each interest payment date (or, if the Junior Subordinated Notes are held in definitive form, the 15th calendar day preceding each interest payment date, whether or not a business day). For these purposes, a “Clearing System Business Day” means a day on which each clearing system for which any global security is being held is open for business. Interest payable at the maturity of the Junior Subordinated Notes will be payable to the registered holders of the Junior Subordinated Notes to whom the principal is payable. Payments with respect to deferred interest will be made as described below under “Option to Defer Interest Payments.”
Benchmark Event for Junior Subordinated Notes
All capitalized terms used in this section that have not been defined previously are used as defined in “ — Definitions” below.
Independent Adviser
If a Benchmark Event occurs in relation to the Original Reference Rate when any interest rate with respect to the Junior Subordinated Notes remains to be determined by reference to the Original Reference Rate, we shall use reasonable efforts to appoint an Independent Adviser, as soon as reasonably practicable (provided that such appointment need not be made effective earlier than 30 days prior to the first date on which the Original Reference Rate is to be used to determine any interest rate), to determine a Successor Rate, or, in the absence of a Successor Rate, an Alternative Rate, and, in either case, an Adjustment Spread and any Benchmark Conforming Changes.
In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent Adviser shall have no liability whatsoever to us, the paying agent or the holders of the Junior Subordinated Notes for any determination made by it and for any advice given to us in connection with any determination made by us.
Successor Rate or Alternative Rate
If the Independent Adviser determines in good faith that:

•
there is a Successor Rate, then such Successor Rate shall (subject to application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Junior Subordinated Notes (subject to the further operation of the provisions described in this section “Benchmark Event”); or

•
there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate shall (subject to the application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Junior Subordinated Notes (subject to the further operation of the provisions described in this section “Benchmark Event”).

Adjustment Spread
If the Independent Adviser determines in good faith (i) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) and (ii) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a relevant interest rate (or a relevant component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).
Benchmark Conforming Changes
If any Successor Rate, Alternative Rate or Adjustment Spread is determined in accordance with the provisions described herein and the Independent Adviser determines in good faith (A) that amendments to the terms and conditions of the Junior Subordinated Notes are strictly necessary to ensure the proper operation of such Successor Rate, Alternative Rate and/or Adjustment Spread (such amendments, the “Benchmark Conforming Changes”) and (B) the terms of the Benchmark Conforming Changes, then we shall, subject to giving notice thereof as described below under “ — Notices,” without any requirement for the consent or approval of holders of the Junior Subordinated Notes, vary the terms and conditions of the Junior Subordinated Notes to give effect to such Benchmark Conforming Changes with effect from the date specified in such notice. In connection with any such variation in the terms and conditions of the Junior Subordinated Notes, we shall comply with applicable laws and the rules of any stock exchange on which the Junior Subordinated Notes are for the time being listed or admitted to trading.
Notices
We will promptly notify the trustee, the calculation agent, the paying agent and the holders of the Junior Subordinated Notes of any Successor Rate, Alternative Rate, Adjustment Spread and Benchmark Conforming Changes.
Ratings Implications
Notwithstanding any of the foregoing discussion under “ — Benchmark Event,” no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread or Benchmark Conforming Changes be applied, if and to the extent that, in our determination, the same could reasonably be expected to result in an event as described under (i) or (ii) of the definition of “Rating Agency Event.”
Fallback
If, following the occurrence of a Benchmark Event and in relation to the determination of the interest rate on the immediately following Reset Determination Date, no Independent Adviser has been appointed, no Successor Rate or Alternative Rate (as applicable) is determined by the Independent Adviser or no Successor Rate or Alternative Rate is adopted in accordance with the provisions of this subsection “ — Benchmark Event,” the Five-Year Swap Rate will continue to apply for the purpose of determining such interest rate on such Reset Determination Date and will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the calculation agent; provided that, the interest rate during any Reset Period will not reset below zero.
Responsibility for Determinations
Neither the trustee, the calculation agent nor the paying agent shall be under any obligation to (i) monitor, determine or verify the unavailability of the Original Reference Rate (or any Successor Rate or Alternative Rate or any other applicable benchmark) or (ii) to give notice to any other transaction party of the occurrence of any Benchmark Event or benchmark replacement. In no event shall the trustee, the calculation agent or the paying agent be responsible for determining any substitute for the Five-Year Swap Rate or to determine whether any conditions to the substitution of such a rate have been satisfied, for determining whether a Benchmark Event has occurred or for making any adjustments to any alternative benchmark or spread thereon or any other relevant methodology for calculating any such substitute or successor rate.

Any determination, decision or election that may be made by us or our designated Independent Adviser pursuant to this subsection “Benchmark Event,” including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our or our designated Independent Adviser’s sole discretion and, notwithstanding anything to the contrary in any documentation relating to the Junior Subordinated Notes, shall become effective without consent from the holders of the Junior Subordinated Notes or any other party. None of the trustee, the calculation agent, the paying agent or the common depositary will have any liability for any determination made by or on behalf of us or our designated Independent Adviser in connection with a Benchmark Event. Neither the trustee, the calculation agent nor the paying agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the indenture or any related document as a result of the unavailability of the Original Reference Rate (or any Successor Rate or Alternative Rate or any other applicable benchmark) and absence of a benchmark replacement or substitute for the Five-Year Swap Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the indenture or any related document and reasonably required for the performance of its duties.
Definitions
“Adjustment Spread” means either a spread (which may be positive or negative), or the formula or methodology for calculating a spread, in either case, which the Independent Adviser determines and which is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) to reduce or eliminate, to the fullest extent reasonably practicable in the circumstances, any economic prejudice or benefit (as the case may be) to holders of the Junior Subordinated Notes as a result of the replacement of the Original Reference Rate with the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:
(i) in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body;
(ii) in the case of an Alternative Rate (or in the case of a Successor Rate where (i) above does not apply), is in customary market usage in the international debt capital markets for transactions which reference the Original Reference Rate, where such rate has been replaced by the Alternative Rate (or, as the case may be, the Successor Rate); or
(iii) if no such recommendation or option has been made (or made available), or the Independent Adviser determines there is no such spread, formula or methodology in customary market usage, the Independent Adviser, acting in good faith, determines to be appropriate.
“Alternative Rate” means, in the absence of Successor Rate, an alternative benchmark or screen rate that the Independent Adviser determines as described herein is in customary market usage in the international debt capital markets for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period (if there is such a customary market usage at such time) and in the same currency as the Junior Subordinated Notes.
“Benchmark Event” means, with respect to the Original Reference Rate:
(i) the Original Reference Rate ceasing to be published for a period of at least five Business Days or ceasing to exist;
(ii) the later of (a) the making of a public statement by the administrator of the Original Reference Rate that it will, on or before a specified date, cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate) and (b) the date falling six months prior to the specified date referred to in (ii)(a);
(iii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been permanently or indefinitely discontinued;
(iv) the later of (a) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate will, on or before a specified date, be permanently or indefinitely discontinued and (b) the date falling six months prior to the specified date referred to in (iv)(a);
(v) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used or that its use will be subject to restrictions or adverse consequences, in each case within the following six months;

(vi) it has, or will prior to the next Reset Determination Date, become unlawful for us, the party responsible for determining the interest rate (being the calculation agent) or any paying agent to calculate any payment due to be made to any holder of a note using the Original Reference Rate (including, without limitation, under Regulation (EU) 2016/1011 (the “Benchmarks Regulation”), if applicable);
(vii) that a decision to withdraw the authorization or registration pursuant to Article 35 of the Benchmarks Regulation of any benchmark administrator previously authorized to publish such Original Reference Rate has been adopted; or
(viii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that, in the view of such supervisor, such Original Reference Rate is no longer representative of an underlying market or its methodology has materially changed.
“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognized standing with appropriate expertise, appointed by us at our own expense as described herein.
“Original Reference Rate” means the Five-Year Swap Rate or any component part thereof.
“Relevant Nominating Body” means, in respect of a benchmark or screen rate (as applicable):
(i) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable); or
(ii) any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable), (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof.
“Successor Rate” means a successor to or replacement of the Original Reference Rate that is formally recommended by any Relevant Nominating Body. If, following a Benchmark Event, more than one successor or replacement rates are recommended by any Relevant Nominating Body, the Independent Adviser will determine, among those successor or replacement rates, the one that is the most appropriate, taking into consideration, without limitation, the particular features of the Junior Subordinated Notes.
Subordination Terms
In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the Junior Subordinated Notes are entitled to receive a payment on account of the principal or interest on the Junior Subordinated Notes in the following circumstances:

•
upon any distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings; or

•
if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such a default must have continued beyond the grace period, if any, provided for such default, and such a default shall not have been cured or waived or shall not have ceased to exist.

Senior Indebtedness
“Senior indebtedness” means all of our obligations, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

(i)
all of our obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds, commercial paper or other securities or instruments;

(ii)
all of our obligations that are required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles (“finance lease obligations”);

(iii)
all of our obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP (“synthetic lease obligations”);

(iv)	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;
(v)
all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for United States federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(vi)
all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of our other outstanding variable or floating rate indebtedness;

(vii)
all obligations of the types referred to in clauses (i) through (vi) above of another person, including any of our subsidiaries, which we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;

(viii)	all of our compensation and reimbursement obligations to the trustee pursuant to certain terms of the indenture; and
(ix)
all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by us of any such senior indebtedness referred to in clauses (i) through (viii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced senior indebtedness).

However, the following will not constitute senior indebtedness:

(A)	trade accounts payable and accrued liabilities arising in the ordinary course of business or
(B)
any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to or is equal in right of payment and upon liquidation with the Junior Subordinated Notes.

Structural Subordination
Because the Junior Subordinated Notes are only the obligation of General Mills, Inc. and are not guaranteed by our subsidiaries, creditors of each of our subsidiaries, including trade creditors and owners of any equity of our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the Junior Subordinated Notes. The Junior Subordinated Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries, and to claims of owners of any equity of our subsidiaries. In addition, the Junior Subordinated Notes are effectively subordinated to any secured obligations we may have to the extent of the assets that serve as security for those obligations. We or our subsidiaries may incur additional obligations in the future.
Optional Redemption of Junior Subordinated Notes

As explained below, we may redeem either or both series of the Junior Subordinated Notes, in whole or in part, at any time and from time to time before they mature. This means we may repay the Junior Subordinated Notes early. The Junior Subordinated Notes to be redeemed will stop bearing interest on the redemption date, even if you do not collect your money. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed (with a copy to the trustee and the paying agent).
For the avoidance of doubt, the amount of accrued and unpaid interest on the Junior Subordinated Notes included in the calculation of any applicable redemption price will include, if applicable, any arrears of interest and any additional interest as described in this prospectus supplement under the headings “Option to Defer Interest Payments,” “Payment of Additional Amounts,” and “Change of Control.”
Installments of interest on the Junior Subordinated Notes that are due and payable on any interest payment date falling on or prior to a redemption date will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Junior Subordinated Notes and the indenture, except that, if the redemption date for any notes falls on any day during an optional interest deferral period, accrued and unpaid interest on the Junior Subordinated Notes to be redeemed will be paid on such redemption date to the persons entitled to receive the redemption price of the Junior Subordinated Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an optional interest deferral period will not be deemed to fall on a day during such optional interest deferral period.
We are not required (i) to register, transfer or exchange the Junior Subordinated Notes during the period from the opening of business 15 days before the day a notice of redemption relating to the Junior Subordinated Notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any notes so selected for redemption, except for the unredeemed portion of any notes being redeemed in part.
In the case of any partial redemption, the principal amount of a note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.
Our actions and determinations in determining the applicable redemption provisions and the redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the trustee nor the paying agent will have any responsibility for such determinations.
Par Call
Each series of Junior Subordinated Notes is subject to redemption, in whole or in part from time to time, at our option on any Par Call Date at a redemption price equal to 100% of the principal amount of the Junior Subordinated Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
“Par Call Date” means, with respect to a series of Junior Subordinated Notes, (i) each and any day during the period beginning on and including April 17, 2031 (in the case of the Series A Junior Subordinated Notes) and April 17, 2034 (in the case of the Series B Junior Subordinated Notes) (the date that is 90 days prior to the First Reset Date for such notes) and ending on and including the First Reset Date for such notes and (ii) each and any interest payment date after the First Reset Date for such notes.
Make-Whole Call
Each series of Junior Subordinated Notes is subject to redemption, in whole or in part from time to time, at our option on any date other than a Par Call Date at a redemption price equal to the greater of (i) 100% of the Junior Subordinated Notes to be redeemed and (ii) as determined by an independent investment bank selected by us, the sum of the present values of the remaining scheduled payments of principal and interest on the Junior Subordinated Notes to be redeemed that would be due if the Junior Subordinated Notes matured on the next succeeding Par Call Date (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined below) plus the applicable Make-Whole Spread (as defined below), in each case plus accrued and unpaid interest thereon to, but excluding, the redemption date.
In connection with such optional redemption of Junior Subordinated Notes, the following defined terms apply:

•
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us in accordance with generally accepted market practice at such time.

•
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the Junior Subordinated Notes to be redeemed (assuming for this purpose that such notes matured on any Par Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

•	“Make-Whole Spread” means 35 basis points, in the case of the Series A Junior Subordinated Notes, or 40 basis points, in the case of the Series B Junior Subordinated Notes.
Right to Redeem upon a Tax Deductibility Event or Rating Agency Event
Each series of Junior Subordinated Notes is subject to redemption, in whole but not in part, at our option at any time after the occurrence of a Tax Deductibility Event or a Rating Agency Event at a purchase price equal to either (i) 101% of the Junior Subordinated Notes to be redeemed, if the redemption date is prior to the first Par Call Date for such notes, or (ii) 100% of the Junior Subordinated Notes to be redeemed, if the redemption date is on or after the first Par Call Date for such notes, in either case plus accrued and unpaid interest thereon to, but excluding, the redemption date.
“Tax Deductibility Event” means, with respect to a series of Junior Subordinated Notes, we have received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to such notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known, in each case after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.
“Rating Agency Event” means as of any date, a change, clarification, or amendment in the methodology in assigning equity credit to securities such as the Junior Subordinated Notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for us (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for us as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for us, in the case of any rating agency that first publishes a rating for us after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Junior Subordinated Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Junior Subordinated Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Junior Subordinated Notes by such rating agency had the current methodology not been changed.

Right to Redeem upon a Tax Withholding Event
Each series of Junior Subordinated Notes is subject to redemption, in whole but not in part, at our option at any time after the occurrence of a Tax Withholding Event at a purchase price equal to 100% of the Junior Subordinated Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
“Tax Withholding Event” means, with respect to a series of notes, that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we have become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts with respect to such series of notes as described under the heading “ — Payment of Additional Amounts.”
Right to Redeem upon a Change of Control Triggering Event
Each series of Junior Subordinated Notes is subject to redemption, in whole but not in part, at our option at any time after the occurrence of a Change of Control Triggering Event at a purchase price equal to 101% of the Junior Subordinated Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Change of Control” below.
Right to Redeem upon a Substantial Repurchase Event (Clean-Up Call)
Each series of Junior Subordinated Notes is subject to redemption, in whole but not in part, at our option at a purchase price equal to 100% of the Junior Subordinated Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date, if prior to such redemption date we have repurchased or redeemed notes equal to or in excess of 75% of the initial aggregate principal amount issued of such series of notes.
Other Repurchases
In addition, we may, at any time, or from time to time, purchase all or some of the Junior Subordinated Notes by tender, in the open market or by private agreement, subject to applicable law.
Option to Defer Interest Payments on the Junior Subordinated Notes
At our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on either or both series of the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the Junior Subordinated Notes, an “optional interest deferral period”), so long as no event of default with respect to a series of notes has occurred and is continuing with respect to such series of notes.
In other words, we may declare at our discretion up to a 10-year interest payment moratorium on either or both series of the Junior Subordinated Notes and may choose to do that on more than one occasion. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date or redemption date, if earlier, of the applicable series of notes, and we may not begin a new optional interest deferral period, and may not pay current interest on such series of notes, until we have paid all accrued interest on such notes from the previous optional interest deferral period. We may elect, at our option, to extend any optional interest deferral period, so long as the entirety of such optional interest deferral period does not exceed 10 consecutive years or extend beyond the maturity date or redemption date, if earlier, of such notes. We may also elect, at our option, to shorten the length of any optional interest deferral period.
Any deferred interest on the Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to such notes to the extent permitted by applicable law. Once we pay all deferred interest payments on a series of the Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we may again defer interest payments on such series of the Junior Subordinated Notes as described above, but not beyond the maturity date or redemption date, if earlier, of such notes.
We will give the trustee, paying agent and holders of the applicable series of notes written notice of our election to begin, shorten or extend, an optional interest deferral period at least five business days prior to the first interest payment date affected by such election. However, our failure to pay interest on any interest payment date with respect to a series of notes will itself constitute the commencement or extension, as applicable, of an optional interest deferral period with respect to such notes unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral.

The record date for the payment of deferred interest and, to the extent permitted by applicable law, any additional interest on the deferred interest payable on the interest payment date immediately following the last day of an optional interest deferral period will be the regular record date with respect to such interest payment date.
Certain Limitations During an Optional Interest Deferral Period
The terms of each series of the Junior Subordinated Notes will require that, with certain exceptions, we will not do any of the following during an optional interest deferral period for such series of the Junior Subordinated Notes:

(i)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;
(ii)
make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our debt securities (including debt securities of other series issued under the indenture) that rank equally with, or junior to, such series of notes in right of payment; or

(iii)	make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to such series of notes in right of payment.
However, the foregoing provisions shall not prevent or restrict us from making:

(a)
purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of us or any of our subsidiaries or affiliates;

(b)
any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of our capital stock;

(c)
any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

(d)
any purchase, redemption or other acquisition of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(e)
any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;

(f)
any payment, dividend or distribution made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred; or

(g)
any payments on the Junior Subordinated Notes, any trust preferred securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the Junior Subordinated Notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full.

Change of Control
If a change of control triggering event occurs, we will have the right (but not the obligation) to redeem the Junior Subordinated Notes as described above under “Optional Redemption.” If we do not exercise such right within 60 days after such right first arises (or if we exercise such right but any notes remain outstanding), then the interest rate applicable to the Junior Subordinated Notes will increase by 500.0 basis points (5.0 percentage points) beginning on the first interest payment date after the expiration of such 60-day period and we will provide notice to the holders (with a copy to the paying agent and the trustee) of such interest rate increase. In the absence of such notice, the paying agent and the trustee may conclusively and without liability assume the interest rate has not been increased.
For purposes of these provisions of the Junior Subordinated Notes, the following terms will be applicable:
“change of control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than us or one of our subsidiaries); or (c) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(y) immediately following that transaction, the direct or indirect holders of the voting stock of the holding company are substantially the same as the holders of our voting stock immediately prior to that transaction or (z) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the holding company.
“change of control triggering event” means the occurrence of both a change of control and a rating event.
“continuing directors” means, as of any date of determination, any member of our Board of Directors who (a) was a member of the Board of Directors on the date the Junior Subordinated Notes were issued or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the continuing directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Fitch” means Fitch Ratings and its successors.
“investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“rating agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the Junior Subordinated Notes or fails to make a rating of the Junior Subordinated Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended) selected by us as a replacement rating agency for a former rating agency.
“rating event” means the rating on our then-existing senior unsecured notes is lowered by each of the rating agencies and the then-existing senior unsecured notes are assigned a rating below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating on our then-existing senior unsecured notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) that commences on the earlier of (a) the occurrence of a change of control and (b) public notice of the occurrence of a change of control or our intention to effect a change of control; provided that a rating event will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of control (whether or not the applicable change of control has occurred at the time of the rating event).
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Agreement by Holders to Certain Tax Treatment
Each holder and beneficial owner of the Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder or beneficial owner intends that the Junior Subordinated Notes constitute indebtedness and will treat the Junior Subordinated Notes as indebtedness for United States federal, state and local tax purposes.